Exhibit 10.12

Consulting Agreement between Registration and ALDA & Associates International, Inc.

ALDA & Associates International, Inc. 3651 FAU Boulevard Suite 400 Boca Raton, FL 33431 T 877.845.4657

Business and Financial Consultants

January 2, 2013

Craig R. Frank

Chief Executive Officer

Alternative Fuels Americas, Inc.

2131 Hollywood Boulevard

Suite 401

Hollywood, FL 33020

Dear [Mr. Frank

ALDA & Associates International, Inc. (ALDA) is pleased to submit this engagement letter for an engagement to provide business, strategic and financial consulting services to Alternative Fuels Americas, Inc. (“AFAI” or “Company”). This letter was developed as a result of your request and supersedes any previous agreements or arrangements that may have existed in 2012.

Project objectives

The objectives of the engagement will be to provide the services of Thomas J. Bohannon as AFAI’s Chief Financial Officer and David H. Fater as AFAI’s Chief Administrative Officer. The services of Richard M. Cohen as AFAI’s Vice President of Business Development will be negotiated and included by mutual consent of AFAI and ALDA at the appropriate time.

Estimate of costs

Professional fees for consulting personnel are charged on an hourly basis in relation to the training and experience of the individual consultant. Hourly rates for our consultants range from $150 to $400, depending on the experience level and the background of the consultant. Out-of-pocket expenses for travel and other incidentals are billed on an actual cost basis in addition to our fees. It is our practice to submit invoices to our clients on a semimonthly basis.

Commencing January 1, AFAI will be billed based on actual hours worked at our reduced billing rate of $110/hour. It is understood that there may be months when no fees will be incurred and, as such, no fees will be accrued for those periods. Accumulated fees will be paid as and when cash becomes available and upon the mutual written consent of the parties.

This agreement will be for a one year period ending on December 31, 2013 unless renewed by mutual consent of both parties. Such renewal will be documented by a new agreement.

This agreement can be terminated by either party upon 30 day’s written notice provided to the other.

Mr. Frank Page 2

Staffing, general background

With regard to the staffing of the project, we have committed the [ ]to be the project directors and on-site ALDA representatives. As the project develops, we may identify, based on needs and requirements, other individuals to also assist in the work which would be discussed with you in advance. Their resumes are in the appendix to this letter.

Why ALDA?

We believe the single most distinguishing characteristic of ALDA & Associates International, Inc is that unlike most other professional services firms we neither excessively leverage engagements with the substitution behind the scenes of junior people nor take on more business at one time than our senior professionals can manage to the satisfaction of our clients. That is the depth of ALDA’s commitment to you at AFAI.

Additionally, and of greater importance, are the relevant success experiences of the members of the ALDA team. The senior individuals identified for this engagement have specific successes with endeavors of this sort. This presents a clear advantage to you.

Nonexclusivity, confidentiality and indemnification

ALDA & Associates International, Inc. may perform the services for persons and/or entities other than the Company provided that (i) such services do not interfere with the performance by ALDA & Associates International, Inc. of the services hereunder, including by reason of detracting from the time required by ALDA & Associates International, Inc. to perform the services and (ii) such services do not otherwise violate this Agreement.

AFAI hereby agrees to indemnify and hold harmless ALDA & Associates International, Inc. from and against claims, liabilities, losses, damages, and expenses, relating to negligent acts or omissions of Company, arising out of this engagement or any transaction or matter that is related to the subject matter of this engagement.

We look forward to being of service to the Company on this project.

*********************************************************************

SIGNATURE PAGE TO FOLLOW

Mr. Frank Page 3

Should you have any questions regarding this proposal, please contact Mr. David H. Fater (877-845-4657).

Cordially yours,

/s/ David H. Fater

David H. Fater

Chief Executive Officer

ACCEPTED AND AGREED TO:

Alternative Fuels Americas, Inc.

/s/ Craig Frank

Craig Frank

Chief Executive Officer